STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

                                                                    EXHIBIT 12.1

                   STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
            CALCULATION OF RATIO OF EARNINGS TO TOTAL FIXED CHARGES
                             (Dollars in Millions)

                                                                                  Year Ended December 31,
                                                                    --------------------------------------------------   March 31,
                                                                     2002      2001       2000       1999       1998       2003
                                                                    -------   -------    -------    -------    -------    -------
Earnings:
Income (loss) from continuing operations ........................       251       147        397       (672)       218       (117)
Add:
    Adjustment for distributions in excess of
        equity earnings and losses (a) ..........................         3       (13)       (14)       (30)        (8)        21
    Provision for income taxes (benefit) ........................         4        43        201      1,095        (89)       (70)
    Minority equity in net income (loss) ........................         2         3          8         95         14         (1)
    Amortization of interest capitalized ........................         1         1          1          1          4          -
                                                                    -------   -------    -------    -------    -------    -------
                                                                        261       181        593        489        139       (167)
                                                                    -------   -------    -------    -------    -------    -------

Fixed Charges:
    Interest and other financial charges ........................       341       390        450        560        466         81
    Interest factor attributable to rentals (b) .................        26        25         21         14         12          6
                                                                    -------   -------    -------    -------    -------    -------
                                                                        367       415        471        574        478         87
                                                                    -------   -------    -------    -------    -------    -------

                                                                    -------   -------    -------    -------    -------    -------
Earnings, as adjusted, from continuing operations ...............       628       607      1,064    $ 1,063    $   617        (80)
                                                                    =======   =======    =======    -------    =======    =======

Fixed Charges:
    Fixed charges above .........................................       367       415        471    $   574    $   478         87
    Interest capitalized ........................................         6         7          3          8         14          1
                                                                    -------   -------    -------    -------    -------    -------
    Total fixed charges .........................................       373       422        474    $   582    $   492         88
                                                                    =======   =======    =======    =======    =======    =======

Ratio:
    Earnings, as adjusted, from continuing operations to
        fixed charges ...........................................      1.68      1.44       2.24       1.83       1.25        (c)
                                                                    =======   =======    =======    =======    =======    =======


Notes:

(a) The adjustment represents distributions in excess of undistributed earnings and losses of companies in which at least 20% but less than 50% equity is owned.

(b) The interest factor attributable to rentals consists of one-third of rental charges, which is deemed by Starwood to be representative of the interest factor inherent in rents.

(c)  Earnings were not sufficient to cover fixed charges by $168 million